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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement No. 333-103993 of Herbst Gaming, Inc. on Pre-effective Amendment No. 1 to Form S-4 of our report dated March 4, 2003, included and incorporated by reference in the Annual Report on Form 10-K of Herbst Gaming, Inc. as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, and to the use of our report dated March 4, 2003, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP

Las Vegas, Nevada May 22, 2003

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  Exhibit 23.1